Exhibit 4.1

BRAZILIAN DEPOSITARY RECEIPT ISSUING AND DEPOSITARY BANK SERVICES AGREEMENT (BDRs)

By this Brazilian Depositary Receipt Issuing and Depositary Bank Services Agreement, hereinafter simply referred as "Agreement", of which the following are the parties:

(a)	BANCO BRADESCO S.A., financial institution with its main office located in Núcleo Cidade de Deus, Vila Yara, no number, Osasco, State of São Paulo, enrolled with CNPJ/ME (Corporate Taxpayer's Registry of the Ministry of Economy) under No. 60.746.948/000112, represented herein by its legal representatives signed below (“BRADESCO”); and

(b)	INTER PLATFORM, INC., a company incorporated and organized according to the laws of Cayman Islands, with its main office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, undertaking a registration proceeding with CNPJ/ME, duly represented herein by its legal representative (“CONTRACTING PARTY”).

With BRADESCO and the CONTRACTING PARTY jointly referred as “Parties” or individually as “Party”.

WHEREAS:

I.	BRADESCO is a financial institution qualified and authorized by the Central Bank of Brazil and the Brazilian Securities and Exchange Commission ("CVM") to render services issuing, depositing and bookkeeping Brazilian depositary receipts under the terms of articles 27, 34, sole paragraph, and 43 of Law No. 6404 of December 15, 1976 as amended ("LSA") and the CVM Instruction No. 543 of December 20, 2013; concerning the law in force, especially but not limited to the CVM Instruction No. 332 of April 4, 2000 ("ICVM 332") and the Resolution No. 3 of August 11, 2020 and further authorizations granted by the qualified authorities;

II.	The CONTRACTING PARTY decides to contract BRADESCO to render services of Depository Institution within the scope of the BDR it is issuing.

The Parties mentioned and described above and that have signed this document at the end, duly represented by their legal representatives, as provided by their articles of incorporation or other documents, have agreed among themselves on this Agreement, under the terms of the following sections and conditions:

SECTION ONE – DEFINITIONS

“Share” – Class A Share issued by the CONTRACTING PARTY (Class A Shares).

“Central Bank” - The Central Bank of Brazil.

“BDRs” – Brazilian Depositary Receipts to be issued by BRADESCO under the terms of this Agreement and the applicable legislation under the scope of the BDR - Level I Program, sponsored by the CONTRACTING PARTY. Each BDR (i) represents 1 (one) Class A Share to be deposited with the Custodian, (ii) will be issued by BRADESCO and registered for bookkeeping purposes, and (iii) is to be traded in an organized over-the-counter market and in stock exchanges, within the limits provided in the regulation in force. Each BDR grants its holder all the rights and benefits from the Share it represents provided the shareholding Beneficiaries of the CONTRACTING PARTY and the exercise of the rights granted to the Beneficiaries is subject to the terms and conditions provided in this Agreement.

“Beneficiaries” – Individual or legal entity on behalf of which a BDR may come to registered in the deposit accounts of BRADESCO maintained with such purpose.

“B3” B3 S.A. – Brasil, Bolsa, Balcão

“Brazilian Civil Code” - Law No. 10.406, dated January 10, 2002, as amended;

“Custodian” – The Bank Of New York Mellon, as the agent of BRADESCO for the purposes herein and to any other company that may eventually be named custodian by BRADESCO, provided the CUSTODIAN accepts it in writing in advance.

“CVM” - Brazilian Securities and Exchange Commission

“Business Days” – The days the banks are open in the cities of Belo Horizonte, São Paulo and New York.

“Proportion of Reserves for BDRs” – 1 (one) Class A Share issued by the CONTRACTING PARTY.

SECTION TWO – PURPOSE

2.1.	The purpose of this Agreement is to regulate the terms and conditions through which BRADESCON will render its services as Depository Institution with the obligation to issue, deposit and bookkeep the Brazilian depositary receipts of the CONTRACTING PARTY under the terms of the law in force.

SECTION THIRD - LIST OF SERVICES

3.1	BDR Program Registration with CVM - BRADESCO, as the issuing and depository institution, jointly with the CONTRACTING PARTY, will provide the registration of the Level I BDR - Sponsored Program with CVM.

3.2	Issuance of BDRs - BRADESCO shall issue the BDRs to be registered for bookkeeping purposed based on the CONTRACTING PARTY's Shares to be deposit on its behalf with the Custodian.

3.2.1.	To issue the BDRs, the Beneficiary, by its own responsibility, may at any time instruct a Brazilian broker to work along with a foreigner one with the purpose of purchasing and/or depositing Shares abroad to be used as reserves for the issuance of BDRs in Brazil, depositing the Shares with the Custodian.

3.2.2.	When purchasing Shares abroad to be used as reserves for the issuance of BDRs, the broker must look for an exchange contract and closing specifically focused on the BDR Program as well as the submission of a brokerage slip for the purchase and other documents that may be required by the financial institution in charge of closing the exchange.

3.2.3	When receiving information regarding the exchange operations mentioned in the Section 3.2.2 above, BRADESCO must record the corresponding transactions of amounts and the respective changes in the records of those holding the BDRs in the record books: (i) the Custodian shall receive information from the Brazilian custodian agent or broker informing which Brazilian custodian agent and client must receive the BDRs; (ii) the moment the Custodian receive such information, it shall inform BRADESCO of the Shares received by the Custodian through a notice from the CONTRACTING PARTY or any other party provided herein; (iii) fees pertaining the issuance of the BDRs shall be borne by the Beneficiary as described in the item 4 of the Schedule I of this Agreement; and (iv) all the documents pertaining the BDR purchase proceeding must be sent to BRADESCO.

3.3.	BRADESCO will only issue the BDRs only after delivering (i) the information from the Beneficiaries (CONTRACTING PARTY's notice); (ii) issuance fee; (iii) instruction to issue the BDRs; (iv) copy of the exchange agreement to pay the Shares abroad; (v) copy of the brokerage slip; and (vi) documentary assessment.

3.4.	Providing Information to the Central Bank, CVM and Qualified Authorities - BRADESCO shall inform the Central Bank and other qualified authorities, in the way and within the term provided by the regulation in force, about the transactions concerning the BDRs, including, among other information, the names of the Beneficiaries, which may be changed from time to time, and the cancellation of the BDRs.

3.4.1.	BRADESCO agrees to provide CVM at any time and within the term it sets any information or documents regarding the approved BDR Program and those BDRs issued, keeping CVM updated about their status and showing the daily statements for the BDRs both issued and cancelled.

3.5	Data Recording - BRADESCO shall record in its system the name and data of the Beneficiaries, their respective quantity and type of BDRs and eventual liens existing according to the reports supplied by the Custodian through notification by the CONTRACTING PARTY or B3, as provided in the section 3.2.2 above.

3.6	BDR Records - On behalf of each Beneficiary, BRADESCO shall record the BDRs and undertake its bookkeeping as well as inform CVM of anything related to the BDRs or the CONTRACTING PARTY.

3.7	Informing the CONTRACTING PARTY - BRADESCO shall allow the CONTRACTING PARTY with the access to the BDR records and also provide it with the following documents provided they are requested by the CONTRACTING PARTY's representative and within three (3) business days as of said request:

(i)	daily list of the names of the Beneficiaries and the gross and amounts and the amount from the withholding income tax regarding the payment of dividends and other income;

(ii)	list of the total gross and net amounts and amount from the withholding income tax regarding the payment of dividends and other income, according to the term required by the tax law;

(iii)	list or magnetic tape annually provided with the name of the Beneficiaries and the gross and net amounts and amount from the withholding income tax regarding the payment of dividends and other income;

(iv)	list of each trading made by the holders of the BDRs with the information made available by the non-organized over the counter market or by the stock exchange where such BDRs are traded;

(v)	monthly list with the names of the Beneficiaries and the position of each one;

(vi)	daily and final list for the preferential and remaining terms with the names and data of the underwriters, the quantity of subscribed Shares of the CONTRACTING PARTY pertaining the BDRs and the amounts received;

(vii)	list of Beneficiaries for the shareholders' meetings.

3.7.1.	Further information and specific services requested or within a specific frame to be provided to/requested by the CONTRACTING PARTY or that do not belong to the information made available by BRADESCO concerning the rendered services will be subject to the availability of BRADESCO's systems and will only be provided upon the CONTRACTING PARTY's acceptance of the budget to be used to render the services.

3.8	Information to the Beneficiaries, beneficial owners and trustees – BRADESCO shall provide the following documents to the Beneficiaries, the beneficial owners and the trustees:

(i)	account statement of the BDRs, as requested and, if not requested, once a year;

(ii)	dividend payment notice;

(iii)	income tax returns;

(iv)	within one (1) business day counted as from the receipt of the information submitted by the CONTRACTING PARTY, statements for purposes of disclosure of the respective decisions, as well as all other corporate actions and communications submitted to the CONTRACTING PARTY (information submitted to the owners or holders of the shares, voting procedures, voting calculation etc.) that may impact the BDRs or the binding assumptions.

3.9.	Bookkeeping and registry of books and documents – BRADESCO shall register the opening and closing terms with the proper body.

3.9.1	The Registry Book of BDRs shall include the total number of BDRs, as well as the issuances, cancellations and changes arising from corporate measures, such as spin-offs, reverse spin-offs, redemptions, and bonuses, among others.

3.9.2	BRADESCO shall periodically reconcile the BDRs recorded in the Registry Book of BDRs with the total number of Shares deposited before the Custodian.

3.10.	BRADESCO shall ensure the safeguard and microfilming of the corporate books relating to the services provided and films used in the microfilming of the books and documents of the CONTRACTING PARTY.

3.11.	Dividends and Distributions

3.11.1.	Distributions in cash – Whenever BRADESCO receives any dividend in cash or any other distribution in cash on any Shares of the CONTRACTING PARTY, BRADESCO, through the signature of the foreign exchange contract, shall convert the dividend or distribution in Brazilian reais and shall distribute the net value to the Beneficiaries, proportionally to the number of BDRs held by the Beneficiaries, respectively; however, except for the fact that, in the event the CONTRACTING PARTY or BRADESCO is obligated to retain such dividend in cash or such other distribution in cash, for purposes of payment of taxes, the amount distributed to the Beneficiary of the BDRs shall be reduced on a compatible basis. BRADESCO shall solely distribute the amount that may be distributed without the attribution to any Beneficiary of a fraction of a cent upon rounding to the next integer cent. The CONTRACTING PARTY shall not be bound to pay interest or any other compensation for the period between the dividends date and any additional distributions in cash shall be paid abroad and on that date the funds shall be credited to the Beneficiaries in Brazil. The CONTRACTING PARTY shall disclose to the market, concurrently in Brazil and abroad, the payment of the dividends and other distributions in cash.

3.11.2.	Distributions in Shares (Bonus/Split) of the CONTRACTING PARTY – Considering the corporate acts of the CONTRACTING PARTY, in the event any of the Shares of the CONTRACTING PARTY is attributed in shares, BRADESCO shall convert automatically, and provided that permitted by applicable legislation, the same shares in BDRs, subject to the terms and conditions set forth in this Agreement, which shall be registered on behalf of the owner of the right proportionally to the number of BDRs held by the owner of the right, respectively. However, as set forth in the bylaws or articles of association of the CONTRACTING PARTY, in the event of attribution of a fraction of the BDR to one or more Beneficiaries, BRADESCO shall sell the number of Shares of the CONTRACTING PARTY representing the sum of the fractions attributed and shall distribute the net value received as set forth in Section 3.11.1.

3.11.3.	The CONTRACTING PARTY shall not be bound to pay interest or any other compensation for the period between the date the insufficient unit to generate a BDR are assigned and transferred to BRADESCO and the date the funds arising from the sale of the units are delivered to the holders of the Beneficiaries.

3.11.4.	Other distributions – Whenever BRADESCO has received distributions other than the distributions referred to above, BRADESCO shall perform such distributions on behalf of the Beneficiaries proportionally to the number of BDRs held, respectively, provided that in compliance with applicable legislation in force. In the event that, at BRADESCO’s discretion, such division cannot be proportionally performed, BRADESCO may opt for any method deemed equitative and applicable for the purposes of such distribution.

3.11.5.	Payment method applicable to the Beneficiaries – The payments on behalf of the Beneficiaries shall be performed within three (3) business days after the receipt, by BRADESCO, in Brazil, of such proceeds, through the following means:

(i)	upon credit on behalf of B3 for the Beneficiaries that maintain the BDRs under the custody of B3. B3, in turn, shall perform the distribution to the custody agents and brokers, which shall be responsible for the performance of the credits on behalf of the Beneficiaries included in the respective records;

(ii)	upon credit in current account, as mentioned, held by the Beneficiary with BRADESCO;

(iii)	upon remittance of the credit document (DOC) or transfer document (TED) for purposes of credit in the current account, as indicated, held by the Beneficiary with another financial institution, in which case BRADESCO shall not be responsible for any delayed credit caused by the financial institution to which the DOC or TED shall be submitted.

(iv)	personally, on behalf of the Beneficiary, upon attendance to any of the places referred to in Section 10, in the event the Beneficiary has not opened any bank account.

(v)	BRADESCO shall not remit dividends overseas.

3.12.	Preemptive right and subscription of shares of the CONTRACTING PARTY, Securities and any other rights applicable to the BDRs – Upon notice relating to the concession of the preemptive right for the subscription of securities, BRADESCO shall notify the Beneficiaries and B3 with respect to the concession of such right and request the Beneficiaries to confirm the intention to exercise or dispose the right, in which case the CONTRACTING PARTY shall disclose such fact to the Brazilian market as set forth in applicable regulation in force.

3.12.1.	The CONTRACTING PARTY or the Custodian shall inform to BRADESCO the number of marketable securities that may be subscribed, as well as the proportion for the exercise of such right by the Beneficiaries. The CONTRACTING PARTY or the Custodian shall also provide to BRADESCO any additional information related to the exercise of the preemptive rights, such as (i) issue price of the marketable securities, which shall be translated into Brazilian reais, plus the related rates; (ii) the period to exercise the subscription right; (iii) the deadline for the holders of the BDRs to communicate their interest to BRADESCO; (iv) the treatment of any possible surplus; and (v) other information disclosed abroad.

3.12.2.	The subscription price of the marketable securities payable by the holders of the BDRs shall comprise the sum of the following items: (i) subscription price in foreign currency converted into Brazilian reais at the PTAX sales rate, as disclosed by the Central Bank of Brazil, of the day before the submission of the subscription information disclosed by BRADESCO to the market; (ii) changes in foreign exchange rates through the payment date, plus the issuance fee per BDR, as referred to in item 4, Annex I, to this Agreement.

3.12.3.	For the holders of the BDRs under the custody of B3, B3 shall perform the individual credit of the subscription rights to each holder of the BDRs, through the brokers or users of the custody, which shall provide the information to the respective clients so that the clients are able to subscribe or sell the subscription rights in Brazil, or otherwise the clients may not exercise any of these options. The holders of the BDRs, which certificates are registered in the book of registry of the BDRs, shall receive the subscription bulletin submitted by BRADESCO, through which such right may be exercised or assigned to another investor.

3.12.4.	The broker or the custody agent shall exercise the right on behalf of the Beneficiaries before B3, upon payment to B3, which shall settle the operation, upon credit of the corresponding amounts to BRADESCO, including the amount relating to the fees described in subitem 3.12.2. The BDRs subscribed with BRADESCO shall be settled by the financial institution itself.

3.12.5.	BRADESCO shall receive from the brokers providing the brokerage services, through B3, the amounts deemed necessary for the subscription payment, plus the fees referred to in subitem 3.12.2, and shall provide the foreign exchange closing for remittance overseas of the amounts payable to the Custodian.

3.12.6.	The Custodian shall receive the amount corresponding to the price of issue of Shares in foreign currency and shall be responsible for performing the respective payment to CONTRACTING PARTY, as a contra entry to the Shares received, which Shares shall be deposited on behalf of BRADESCO before the Custodian, in order to guarantee the new BDRs to be issued in Brazil.

3.12.7.	The CONTRACTING PARTY shall not be bound to pay interest or any other compensation for the period between the date the marketable securities are subscribed to and the date these marketable securities are delivered to the Beneficiaries.

3.13.	Reverse split, grouping and bonus – As set forth in the bylaws or articles of association of the CONTRACTING PARTY, BRADESCO shall change the registry of the BDRs in the event of reverse split, grouping or bonus, proportionally to the corresponding rights.

3.14.	The Beneficiaries shall not be entitled to any unlawful rights or other benefits or that otherwise are not permitted by applicable Brazilian legislation in force, or which provision to the Beneficiaries is not applicable.

3.15.	Cancellation of the BDRs – As set forth in the bylaws or the articles of association of the CONTRACTING PARTY, the BDRs may be cancelled at any time, upon delivery of the BDRs to BRADESCO for purposes of obtaining of the Shares of the CONTRACTING PARTY, payment of applicable taxes and fees, and signature of the term for cancellation of the BDRs and the other documents deemed necessary for the performance of legal obligations, in which case the respective Beneficiaries shall receive, as soon as possible, the Shares owned by the CONTRACTING PARTY and represented by the BDRs delivered.

3.15.1.	As soon as any Beneficiary has delivered the BDRs to BRADESCO, as set forth in Section 3.15. above, BRADESCO shall direct the Custodian to deliver the Shares owned by the CONTRACTING PARTY and represented by the cancelled BDRs to the Beneficiary, which delivery shall take place in the Custodian’s main office, or any other place agreed between the Custodian and the respective Beneficiary.

3.16.	Exercise of the voting right – The Beneficiaries shall be entitled to the right to direct BRADESCO for purposes of exercise of the vote corresponding to the Shares deposited in the Custodian, exclusively in relation to the matters that such Shares are entitled to vote, as set forth in the bylaws of the CONTRACTING PARTY.

3.16.1.	The CONTRACTING PARTY, upon request of the shareholders’ meeting in which meeting the Shares are entitled to vote, shall submit the call notice to BRADESCO, already translated into Portuguese, on the same date of the disclosure overseas, so that BRADESCO is able to notify the Beneficiaries within at least thirty (30) days before these meetings.

3.16.2.	Upon receipt of the call notice referred to in Section 3.16.1 above, BRADESCO shall, as soon as possible, submit a notice to the Beneficiaries, to the addresses informed to BRADESCO and/or registered in B3, and the respective brokers or custody agents, comprising: (a) the information included in the call notice received by BRADESCO; (b) a representation that the Beneficiaries shall be entitled to the right to submit the vote to BRADESCO within five (5) business days before the date of the meetings, upon completion of the voting form, according to the model to be submitted in conjunction with the abovementioned communication; the voting instructions may be delivered by facsimile transmission, mail or in person, to the address to be informed by BRADESCO in the respective communication, within the abovementioned term.

3.16.3.	BRADESCO, upon timely receipt of the communications in order to transfer the information, including the respective voting instructions, shall submit the respective information to the Custodian, through the message submitted by the CONTRACTING PARTY, in a .pdf file, SEIFT message or facsimile transmission, as soon as possible, before the meetings. The Custodian, upon receipt of information, shall vote or appoint an attorney-in-fact to vote at the respective shareholders’ meeting, in accordance with the voting instructions provided by BRADESCO.

3.16.4.	BRADESCO and the agents shall not be responsible for the failure to receive the voting instructions or the receipt of such voting instructions after the proper time.

3.16.5.	In any case, BRADESCO shall not be entitled with the right to exercise the voting rights related to the Shares held in trust for the BDRs.

3.17.	Service places – The Beneficiaries shall be serviced at the places referred to in Section Ten of this Agreement.

3.17.1.	BRADESCO may change the places, upon previous communication in writing to the CONTRACTING PARTY and the Beneficiaries.

3.18.	Chargeable Rates of Beneficiaries – In the context of this Agreement, BRADESCO may charge against the Beneficiaries the rates, as agreed from time to time with the CONTRACTING PARTY, which may be included in this Agreement in the form of Exhibit I.

3.19.	Maintenance of the authorizations and records – During the effective term of this Agreement, BRADESCO shall maintain in full force all governmental authorizations deemed necessary for the provision of services in connection with this Agreement.

SECTION FOUR – OBLIGATION OF THE PARTIES

4.1.	In addition to the obligations referred to in this Agreement, the CONTRACTING PARTY agrees to:

4.1.1.	On the respective date, the CONTRACTING PARTY agrees to credit in the banking account informed by BRADESCO the compensation referred to in Section Six in connection with the provision of services, as well as agrees to:

4.1.2.	Ensure that the Shares that guarantee the BDRs remain deposited on behalf of BRADESCO in the account opened with the Custodian.

4.1.3.	Deliver to the Custodian the funds relating to the dividends, bonuses and other cash distributions corresponding to the BDRs.

4.1.4.	Maintain BRADESCO always informed with respect to the resolutions relating to the services agreed.

4.1.5.	Inform BRADESCO, on the request date overseas, the performance of any corporate events, including meetings, on a timely basis, so that BRADESCO is able to comply with the terms set forth in this Agreement.

4.1.6.	Do not undertake or grant the powers to any third party that may undertake any act relating to the service contracted without the previous authorization of BRADESCO.

4.1.7.	Pay and/or collect all futures rates and taxes that may be payable, on the maturity date, to the proper authorities, which responsibility is attributed by applicable legislation in force.

4.1.8.	Concurrently disclose in Brazil the information disclosed overseas, including the material facts and corporate events approved overseas.

4.2.	In addition to the abovementioned events, the CONTRACTING PARTY agrees to perform the necessary publications set forth in applicable legislation and regulation in force. In the event BRADESCO is obligated to perform any publication on behalf of the CONTRACTING PARTY under the terms of applicable regulation in force, the CONTRACTING PARTY shall return the costs incurred by BRADESCO in this regard.

4.3.	In addition to the obligations already referred to in this Agreement, BRADESCO agrees to:

4.3.1	Maintain updated the registry of the BDR Programs before CVM, as well as request possible amendments to the BDR Programs, as requested by the CONTRACTING PARTY, based on the information provided by the CONTRACTING PARTY;

4.3.2	Properly issue the BDRs, in accordance with the Shares held in trust and deposited with the CUSTODIAN;

4.3.3	In relation to the BDRs under custody, register the transfers of the BDRs and respective annotations in the registry book of the BDRs;

4.3.4	As requested by the CONTRACTING PARTY, register in the B3 system the BDRs for trading in the trading markets of this entity;

4.3.6	Measures or omissions exclusively applicable and which would result in the impairment or termination of the BDRs or related rights;

4.3.7	Transfer to B3 the funds paid by the CONTRACTING PARTY, directly or through the CUSTODIAN, related to the distributions in cash entitled to the holders of the BDRs registered on the B3´s system, as well as the funds arising from the sale of the units of the BDRs in B3, if applicable.

4.3.8	Maintain in full force all legal authorizations deemed necessary for the provision of the services referred to in this Agreement;

4.3.9.	In terms of the article 5, paragraph five of CVM Instruction 332, provide to CVM, at any time and within the term that is established by CVM, any information and documents related to the BDRs Program and to the BDRs; and

4.3.10	Comply with the procedures for purposes of discontinuity of the BDR Programs defined by the stock exchange or organized over-the-counter market.

SECTION FIVE – BENEFICIARIES’ RIGHTS

5.1.	Each BDR shall grant to the holder all rights and benefits in connection with the respective Share, considering that the Beneficiaries are not the CONTRACTING PARTY’s shareholders and that the exercise of the rights granted to the Beneficiaries shall be subject to the terms and conditions set forth in this Agreement.

5.2.	The Beneficiaries may, at any time and upon payment of the rate referred to in item 4, Exhibit I, of this Agreement, however the case may be, as set forth in section 3.14 above, request that the BDRs are cancelled and, therefore, receive the Shares of the CONTRACTING PARTY represented by the cancelled BDRs. BRADESCO may request the Beneficiaries to present the documents that confirm the Beneficiaries’ identity and ownership of the BDRs. BRADESCO may refuse to cancel the BDRs of the Beneficiaries that have not complied with the tax, foreign exchange and other obligations relating to the investment in the BDRs.

SECTION SIX – COMPENSATION AND COSTS

6.1.	For the services provided and as a reimbursement of the costs, the CONTRACTING PARTY shall pay to BRADESCO the compensation referred to in Exhibit I, according to the provisions set forth therein.

SECTION SEVEN – TERM OF OFFICE AND AUTHORIZATIONS

7.1.	The CONTRACTING PARTY, on an irrevocable and unconditional basis, indicates and appoints BRADESCO as its attorney-in-fact, in accordance with articles 653, 683, 686 and sole paragraph of the Brazilian Civil Code, to which specific powers are granted to represent the CONTRACTING PARTY, during the effective term of this Agreement, in the performance of the acts deemed necessary to the performance of the contracted services, specifically in order to register transfers, transaction and blocking of assets, implement the resolutions undertaken at the Shareholders’ Meetings, Extraordinary Shareholders’ Meetings, Board of Directors’ meetings or Executive Board’s meetings, perform approved payments, receive and ensure settlement, sign the terms for the Opening and Closing of the Corporate Books directed to the registry of shares, represent the shares before the holders of BDRs, commercial bodies, Boards of Trade in general, Collection Authorities under the Ministry of Treasury, stock exchanges, B3, Central Bank of Brazil, CVM, corporations, brokers and distributors, and financial institutions in general, for purposes of performance of this Agreement, which powers may be assigned, in the whole or partially, provided that previously informed to the CONTRACTING PARTY.

7.2.	BRADESCO shall strictly comply with the instructions provided by the CONTRACTING PARTY in the performance of the term of office granted. Therefore, the performance of any other legal business not addressed by this Agreement is prohibited.

7.3.	BRADESCO is authorized by CONTRACTING PARTY, on an unconditional and irrevocable basis, to provide information on the database of the holders of the BDRs or the deposit accounts to the regulatory and oversight bodies, and courts, as requested, as well as undertake the blocking orders of the BDRs registered in the deposit accounts, in which case BRADESCO shall inform the CONTRACTING PARTY in this regard.

SECTION EIGHT – TERM AND TERMINATION

8.1.	This Agreement is entered into for undetermined term and may be terminated at any time, by any of the Parties, not subject to any compensation or indemnity, upon notice submitted to the interested Party to the other Party, within at least ninety (90) days in advance, counted from the receipt of the notice by the other Party.

8.2.	BRADESCO may, at any time, waive the position as an agent, as referred to herein, upon notice submitted to the CONTRACTING PARTY, which shall solely become effective upon (i) elapse of ninety (90) days from the delivery date; or (ii) the appointment, by the CONTRACTING PARTY, of the new depositary agent (“New Depositary”) and the express acceptance, by the New Depositary, of this appointment, whichever takes place firstly, provided that the Parties are authorized to negotiate, as jointly agreed, this Agreement for any period longer than the term referred to herein.

8.3.	The CONTRACTING PARTY may, at any time, remove BRADESCO from the position of depositary agent, as referred to herein, upon notice submitted to BRADESCO, which shall solely become effective upon (i) elapse of ninety (90) days from the delivery date; or (ii) the appointment, by the CONTRACTING PARTY, of the New Depositary and express acceptance, by the New Depositary, of such appointment, whichever takes place firstly.

8.4.	In both events described in items 8.2 and 8.3, BRADESCO shall, within two (2) business days, at most, counted from the delivery of the notice (in relation to Section 8.2) or receipt thereof (in relation to Section 8.3), report such fact to the Beneficiaries, in writing, through the notice submitted to the addresses of the respective broker or custody agents, in which case the CONTRACTING PARTY shall disclose such fact to the Brazilian market, as set forth in applicable regulation in force.

8.5.	In the event of waiver or removal of BRADESCO, as set forth in Section 8.2 or Section 8.3 above, the CONTRACTING PARTY shall undertake the best efforts to appoint the New Depositary, provided that such obligation attributed to the CONTRACTING PARTY, based on the best efforts, shall be limited to the appointment of the New Depositary in accordance with the same or best terms, on behalf of the CONTRACTING PARTY, in relation to the terms set forth herein.

8.5.1.	Immediately after the appointment of the New Depositary, the CONTRACTING PARTY shall notify BRADESCO in this regard. BRADESCO shall, immediately after the receipt of such notice, transfer to the New Depositary the registry of Beneficiaries and all rights and powers owned by virtue of the position as the depositary agent, including, but not limited to, the ownership of the Shares of the CONTRACTING PARTY that guarantee the BDRs.

8.6.	Immediately after the appointment of the New Depositary by the CONTRACTING PARTY, BRADESCO shall, provided that the CONTRACTING PARTY has complied with all obligations defined in Section Four:

(i)	immediately provide to the CONTRACTING PARTY or the New Depositary any information and documents owned by virtue of the services provided;

(ii)	arrange the transfer of the BDRs, the books, records and other information to the CONTRACTING PARTY or the New Depositary, as well as make its qualified personnel at disposal for such transfer, within the term to be determined on the date;

(iii)	provide the services referred to herein through the effective transfer thereof to the New Depositary.

8.7.	BRADESCO may, upon elapse of the period of ninety (90) days referred to in Sections 8.2 and 8.3 above, provided that the New Depositary has not been appointed by the CONTRACTING PARTY, terminate this Agreement upon communication by facsimile transmission to the CONTRACTING PARTY, and as set forth in Section 8.4 to the Beneficiaries, within, at least, ninety (90) days in advance.

8.8.	Upon elapse of the period of ninety (90) days referred to in Section 8.7 above, the Beneficiaries shall, within ninety (90) days, select the New Depositary, in accordance with the respective bylaws or articles of association, and request before BRADESCO the cancellation of the BDRs, under applicable regulation in force, as well as the receipt of the Shares of the CONTRACTING PARTY that guarantee these BDRs.

8.9.	Upon elapse of the period of ninety (90) days for purposes of cancellation of the BDRs referred to in Section 8.8 above, in the event of outstanding BDRs, BRADESCO shall not register any other transfer of ownership of these BDRs, as well as perform any distribution to the Beneficiaries of properties and/or funds received on behalf of the Beneficiaries by virtue of the respective position as the depositary agent of the BDRs. However, BRADESCO shall maintain the cancellation of the BDRs and retain the properties and funds received on behalf of the Beneficiaries as the depositary agent of the BDRs.

8.10.	Upon elapse of the period of one (1) year as from the termination of the term of ninety (90) days for the request of cancellation of the BDRs referred to in Section 8.8 above, BRADESCO shall cancel the outstanding BDRs and sell the Shares of the CONTRACTING PARTY that guarantee these BDRs, as well as the properties retained and not distributed to the Beneficiaries, as set forth in Section 8.9 above. The funds obtained, in conjunction with the funds retained and not distributed to the Beneficiaries, as set forth in Section 8.9 above, shall be deposited in a single bank account, not subject to compensation, to be used for payment on behalf of the Beneficiaries that may claim against BRADESCO the receipt of the amounts corresponding to the BDRs, discounted any maintenance rates, charges or taxes, of any nature, levied on the funds deposited in the bank account.

8.11.	Despite of the provisions set forth in Sections 8.1 to 8.10 above, this Agreement may be immediately terminated, upon notice in writing, in accordance with the provisions set forth in Section 8.6 above:

(i)	upon violation of any contracted obligation; provided that not responded within fifteen (15) business days from the receipt of the notice relating to such violation;

(ii)	if any of the Parties:

a)	declares bankruptcy, requests judicial recovery or commences any extrajudicial recovery, or is subject to any bankruptcy, intervention or settlement order;

b)	has lost the respective authorization for performance of the contracted services;

c)	discontinues the activities for any period of time equivalent to or above thirty (30) days.

SECTION NINE – AUTHORIZED AND CONTACT PERSONS

9.1.	BRADESCO shall solely provide information and/or accept the orders submitted by the CONTRACTING PARTY if signed by the legal representatives or the assignees authorized by proxy or indicated in the List of Authorized Persons (“Authorized Persons”).

9.1.1.	The orders may be submitted in writing or electronically (Internet, e-mail or facsimile transmission), provided that the respective means clearly identify the legal representative and/or Authorized Person by the CONTRACTING PARTY.

9.1.2.	In the event the communication is performed by electronic means (Internet, e-mail or facsimile transmission), the CONTRACTING PARTY shall confirm the receipt of the orders by BRADESCO.

9.1.3.	The CONTRACTING PARTY agrees to inform BRADESCO, immediately, with respect to the amendments, inclusions and exclusions of any Authorized Person or data, in order to maintain updated the List of Authorized Persons.

9.1.4.	The instructions submitted by the Authorized Persons shall be accepted by BRADESCO, except if otherwise stated, in writing, by the CONTRACTING PARTY.

9.1.5.	In the event of conflict with respect to the instructions submitted by any of the Authorized Persons, BRADESCO shall:

(i)	immediately inform, in writing, the person responsible for the instruction with respect to such conflict; and

(ii)	refrain from following such instruction until such ambiguity is cured.

9.2.	It is hereby agreed by the Parties that, in order to be deemed valid, the communications provided for herein, as required for the provision of the services agreed herein, shall be timely sent in a clear, complete, and secure way as provided for herein, always with prompt confirmation of receipt and directed and received by the persons with powers therefor.

9.3.	BRADESCO shall comply, not subject to any responsibility, the instructions provided in good faith, at BRADESCO’s discretion, by the Authorized Persons of the CONTRACTING PARTY, provided that in compliance with the provisions set forth in this Agreement in order to certify that the instructions have been provided by an Authorized Persons.

9.4.	All notices and communications between the Parties, as required or permitted under the terms set forth in this Agreement, shall be performed in writing and delivered to each party by facsimile transmission, registered letter, upon confirmation of receipt, or personal delivery to the following addresses:

(i)	If to the CONTRACTING PARTY, to the persons and addresses indicated in the List of Authorized Persons;

Name: Alexandre Riccio de Oliveira

Avenida Barbacena, 1219 – CEP: 30190-131, Belo Horizonte, Minas Gerais

Tel: 31 – 2101-7098

e-mail: alexandre.oliveira@bancointer.com.br

Name: Marco Túlio Guimarães

Avenida Barbacena, 1219 – CEP: 30190-131, Belo Horizonte, Minas Gerais

Tel: 31 – 2101- 7098

e-mail: marco.tguimaraes@bancointer.com.br

Name: Ana Luiza Vieira Franco Forattini

Avenida Barbacena, 1219 – CEP: 30190-131, Belo Horizonte, Minas Gerais

Tel: 31 – 2101- 7098

e-mail: ana.franco@bancointer.com.br

Name: Helena Lopes Caldeira

Avenida Barbacena, 1219 – CEP: 30190-131, Belo Horizonte, Minas Gerais

Tel: 31 – 2138 - 7989

e-mail: helena.caldeira@bancointer.com.br

Name: Felipe Lobo Rezende

Avenida Barbacena, 1219 – CEP: 30190-131, Belo Horizonte, Minas Gerais

Tel: 31 – 2138 - 7974

e-mail: felipe.rezende@bancointer.com.br

(ii)	If to BRADESCO:

BANCO BRADESCO S.A.

Núcleo Cidade de Deus – Prédio Amarelo, 1st floor, Vila Yara, s/n º

CEP 06029-900

Osasco, São Paulo, Brazil.

Tel: 0-55-11-3684-4522

Fax: 0-55-11-3684-5645

e-mails: bradescocustodia@bradesco.com.br  / dac.dr@bradesco.com.br; dac.escrituraçao@bradesco.com.br

SECTION TEN – Service to the BDR holders

10.1.	The service to the BDR holders or the legal representatives shall be provided through BRADESCO’s branches, in Brazil, for purposes of provision of information on positions and proceeds, as well as other information and requests for registry of the procedures relating to the BDRs issued by the CONTRACTING PARTY, in which case the BDR holders or the legal representatives thereof shall provide the proper identify documents or proxies.

SECTION ELEVEN – GENERAL PROVISIONS

11.1	The failure or forbearance by either Party to enforce the strict compliance with the terms and conditions in this Agreement shall not constitute novation or waiver and shall not affect its rights, which may be exercised at any time.

11.2.	This Agreement was entered into on behalf of the Beneficiaries, as set forth in article 436 of the Brazilian Civil Code. The Parties are not authorize to amend the terms set forth in article 438 of the Brazilian Civil Code.

11.3.	This Agreement may be freely amended by means of an instrument entered into by the CONTRACTING PARTY and BRADESCO, not subject to the authorization of the BDR holders. Any inclusions of other sections, exclusions or amendments shall be added by an amendment duly signed by the Parties, which shall be an integral part of this Agreement.

11.3.1.	Any amendment that may significantly impact any right entitled to the Beneficiaries shall solely become effective in relation to the outstanding BDRs upon elapse of thirty (30) days from the date such amendment has been notified to the Beneficiaries holding the outstanding BDRs through the notice in writing submitted to each BDR holder, to the addresses indicated in the book of registry of BDRs, with the respective brokers or custody agents.

11.3.2.	The Beneficiaries’ authorization, in relation to any amendment that would significantly impact any of the rights, shall be assumed in the event that, upon elapse of the period of thirty (30) days, as referred to above, these Beneficiaries remain as the BDR holders.

11.4.	This Agreement shall be governed by the laws of the Federative Republic of Brazil, and BRADESCO may, at its discretion, do not comply with the instructions provided by the CONTRACTING PARTY and the Beneficiaries that could represent any violation of such legislations; however, BRADESCO shall provide grounding explanations to the CONTRACTING PARTY or the Beneficiaries in this regard.

11.5.	The Parties hereto acknowledge, on an irrevocable and unconditional basis, the absence of any responsibility or guarantee assumed by BRADESCO for the payment of any event in connection with this Agreement to the Beneficiaries, in which case BRADESCO shall solely be responsible for the performance of the acts and procedures set forth in this Agreement, in accordance with the orders provided by the CONTRACTING PARTY, which shall protect, exempt and compensate BRADESCO for such responsibilities and guarantees.

11.6.	The Parties and employees or associates thereof, in accordance with applicable Law in force, shall ensure complete and absolute confidentiality with respect to any data, materials, information, documents, technical and commercial specifications of products of each of the Parties and/or third parties, which may be known or accessed, or otherwise provided, related or not to the provision of services in connection with this Agreement. The violation of the provisions set forth herein shall imply legal fines, in which case the defaulting party and other responsible parties shall be deemed responsible at civil and criminal level, except if the disclosure of such information has been imposed by law, judicial order or oversight authority; in these cases, the fact shall be immediately reported to the interested Party.

11.7.	The Parties shall not enter into any employment relationship with managers, representatives, employees and/or associates thereof, including any type of association, in which case, therefore, each of the Parties, individually and exclusively, shall comply with the respective labor, corporate and social security obligations in connection with the subject matter of this Agreement or amendments thereto, despite of any different interpretation determined by any legislation, case ruling and/or judicial or extrajudicial circumstance.

11.8.	The Parties shall not adopt the terms set forth in this Agreement, including the brands, names and patents owned by each of the Parties, both for purposes of disclosure or advertising, without the previous and express authorization in writing of the respective Party. The affected Party may, at its exclusive discretion, automatically terminate this Agreement, in accordance with the provisions set forth in item 8.11; in addition, the defaulting Party shall be responsible for the losses and damages incurred, in accordance with applicable legislation in force.

11.9.	The Parties assume, on an irrevocable and unconditional basis, complete and full responsibility for any personal, moral or physical losses and damages that may be incurred, provided that duly proved by the respective Party and/or third party, in connection with the provision of the services set forth herein, arising from default or negligence of the defaulting Party or employees or associates thereof.

11.10.	None of the Parties shall assign or transfer to third parties, wholly or partially, the rights and obligations arising from this Agreement, without the previous and express consent in writing of the other Party.

11.11	The CONTRACTING PARTY acknowledges that the services contracted in connection with this Agreement are subject to laws, rules, procedures and practices that may be changed from time to time. Upon occurrence of any amendment to applicable legislation in force, in the whole or partially, which would limit the provision of the contracted services, BRADESCO shall request the CONTRACTING PARTY the provision of new instructions with respect to the procedures to be adopted for purposes of performance of the obligations assumed in connection with this Agreement.

11.12.	The Parties agree to comply with the provisions and obligations set forth in this Agreement, the Exhibit thereto and the applicable law in force, in which case the CONTRACTING PARTY shall verify the respective responsibilities involving the issuance and distribution of the shares issued on behalf of the respective holders, including the respective resolutions, and BRADESCO with respect to the provision of the contracted services.

11.13.	The unexpected events and force majeure events are not included in the Parties responsibilities, under the terms of article 393 of the Brazilian Code of Civil Procedure. The Party affected by any unexpected or force majeure event shall immediately notify the other Party and inform the seriousness of the event and, if possible, the estimated duration.

11.14.	The proceedings described in Section Three shall be analyzed by BRADESCO and, however the case may be, supplementary documents may be requested from the parties involved for purposes of proper registry; in addition, the proceedings are subject to the confirmation of the authenticity of the order, for purposes of release. In the event the provisions set forth in applicable legislation in force on the registry date are not performed, in order to ensure the proper identification of the Beneficiary, BRADESCO may return the proceeding to the origin, provided that duly explained.

11.15.	The Parties acknowledge the previous presentation of a copy of this Agreement, including the complete sections hereof, which Agreement was fully read and understood; in addition, the Parties expressly agree with the terms set forth herein.

11.16.	The Parties and successors thereof agree to fully comply with the provisions set forth in this Agreement.

11.17.	The taxes payable directly or indirectly in connection with this Agreement, or execution hereof, shall represent the taxpayer’s responsibility, as set forth in applicable tax legislation.

11.18.	Except as otherwise provided for herein and/or in the applicable laws and regulations, all costs and expenses, including, but not limited to, attorney’s, financial consultants’, and auditors’ fees and expenses incurred with respect to this Agreement and the transactions contemplated hereby, shall be paid by the Party incurring these costs and expenses.

11.19.	BRADESCO shall not, in any event, be held liable for any acts and/or activities described in this Agreement performed by third parties previously contracted by the CONTRACTING PARTY.

11.20.	Except for the obligations attributed to the Parties in connection with this Agreement, the provisions set forth in the Brazilian Civil Code and the other legislations applicable to this Agreement, the Parties shall be released from any other responsibility arising from acts or facts undertaken by the other Party, including the managers, representatives and employees thereof, except for proven violation of the obligations assumed in connection with this Agreement, including negligence and bad faith, as duly confirmed.

11.21.	Each Party represents to the other that: (i) it has all powers and authority to incur and comply with its obligations arising out of, and to consummate the transactions provided under this Agreement; and, (ii) neither the execution nor the performance of this Agreement shall violate the rights of a third party, applicable law or regulation or result in the breach, nonperformance, or default of or under any agreement, instrument, or document to which it is a party or binding upon and/or affecting any of its properties, or result in the need to secure authorization under any such agreement, instrument, or document to which it is a party or binding upon and/or affecting any of its properties.

11.22.	This Agreement is the entire understanding and agreement between the Parties and replaces all prior guarantees, conditions, promises, representations, contracts, and arrangements, whether oral or written, regarding the subject matter of this Agreement.

11.23.	The Parties declare, jointly and expressly, that this Agreement was entered into in accordance with the integrity and good faith principles, based on free, conscious and firm will of the Parties and in perfect relationship of equality.

11.24.	If, as a result of any unappealable judicial decision, any provision or term of this Agreement is declared void or cancelled, such nullity or cancellation shall not interfere with the effectiveness of the other clauses of this Agreement not affected by the statement of nullity or cancellation.

11.25.	The Parties mutually represent and warrant, including before their suppliers of goods and services, that:

a)	they develop their activities in compliance with the prevailing laws and regulations applicable thereto and they hold the approvals required for execution of this Agreement and for performance of the obligations set forth herein;

b)	the Parties do not use illegal work and undertake not to use work practices similar to slavery or child labor, except as apprentice, pursuant to the provisions in the Consolidated Labor Laws, whether directly or indirectly, through the respective product and service suppliers;

c)	they do not employ people under 18 years of age, including young apprentices, in places harmful to their education, their physical, psychic, moral, and social development, as well as in dangerous or unhealthy places and services, at times that do not allow them to attend school and, also, in night shifts, i.e. in the period between ten o’clock (10 p.m.) and five o’clock (5 a.m.);

d)	the Parties do not adopt any discriminative practice to limit the access to the employment or his/her maintenance, including, but not limited to, gender, origin, skin color, physical condition, religion, marital status, age, family condition or pregnancy.

e)	they undertake to protect and preserve the environment, as well as to prevent and eradicate practices damaging the environment, performing their services in compliance with the prevailing laws and regulations regarding the Brazilian Environmental Policy and the Environmental Crimes, as well as legal, normative, and administrative acts related to the environmental area and correlated areas, issued by the Federal, State, and Municipal levels.

11.26.	The Parties acknowledge the implementation of own Ethics Code and that the associates thereof are directed to comply with the provisions and principles set forth therein; in addition, the Parties provided each other a copy of the respective Ethics Code.

11.27.	The Parties undertake to take the applicable measures required, as provided for in Circular Letter No. 2,852/98 of the Central Bank of Brazil – BACEN and in CVM Instruction No. 301/99, as amended, in order to prevent and fight activities related to “money laundering” or concealment of properties, rights, and amounts, as identified by Law No. 9,613/98.

11.28.	The Parties declare each other, on an unconditional and irrevocable basis, that the controllers, directors, managers and employees thereof, are aware of and fully comply with the provisions set forth in applicable laws, regulations and normative provisions relating to corruption and bribery practices, in Brazil and overseas; these are also applicable to the service providers, subcontracted parties and associates.

11.28.1.	The Parties jointly agree to not perform any improper, irregular or unlawful conduct, and not undertake any action, on behalf of any Party and/or any act that may benefit, indirectly or indirectly, any Party or any of the companies comprising the respective economic groups, in violation of domestic and international legislations.

11.28.2.	If any of the Parties become involved in any situation connected to corruption or bribery, as a result of action performed by the other Party or their controlling shareholders, directors, managers, employees, and service providers thereof, including subcontractors and agents, the Party responsible for causing such situation undertakes to assume the respective liens, including the submission of documents which may assist the other Party in the respective appeal.

11.28.3.	The Parties acknowledge and guarantee that they have not undertaken and shall not undertake, in relation to the obligations directly or indirectly related to the activities set forth herein, any event involving corruption, bribery or any other act relating to the offer of any improper advantage in exchange of any contracting, in accordance with applicable legal provisions in effect in the jurisdictions where the Parties were established and operate.

11.29.	The Parties agree to comply with applicable legislation in force with respect to information security, confidentiality and data protection, including (however the case may be) the Federal Constitution, the Consumer Protection Code, the Civil Code, the Brazilian Civil Rights Framework for the Internet (Federal Law 12,965/2014), the regulatory decree (Decree 8,771/2016), the General Data Protection Law (Federal Law 13,709/2018), and other sector or general rules. In addition, the Parties agree to handle the personal data in connection with the terms and purposes set forth in this Agreement, in accordance with the instructions expressly provided by the data owner or otherwise according to the legal provisions in effect, not subject to transfer to any third party, except if expressly authorized by this Agreement or any other binding instrument.

11.30.	This Agreement may be signed electronically by means of the certification procedure provided by the Brazilian Public Key Infrastructure – ICP-Brasil and shall be applicable to the signatories hereof, in accordance with the provisions set forth in paragraph 1, article 10, of Provisional Measure 2200-2, of August 24, 2001, in relation to which the Parties declare to be fully aware of.

11.31.	The Courts of the judicial District of the Capital of the State of São Paulo are elected to settle any doubts arising out of this Agreement.

(Intentionally left in blank.)

In witness whereof, the Parties enter into this Agreement digitally and for a single purpose.

Osasco, SP, July 16, 2021

/s/ Gervasio Agustinho de Oliveira
BANCO BRADESCO S.A.

/s/ Francisco Borges Neto
BANCO BRADESCO S.A.

/s/ Sicomar Benigno de Araujo Soares
INTER PLATFORM, INC

/s/ Alexandre Riccio de Oliveira
INTER PLATFORM, INC

Witnesses:

1.	/s/ Andrea de Almeida Castro Rodrigues
Name: Andrea de Almeida Castro Rodrigues
ID:
CPF/ME: 318.884.768-85

2.	/s/ Débora Resende Castanheira de Carvalho
Name: Débora Resende Castanheira de Carvalho
ID:
CPF/ME: 937.281.406-78

EXHIBIT I – COMMISSIONING OF THE PROVISION OF SERVICES

In connection with the provision of services as the Issuing and Depositary Bank of the BDRs, the respective commissioning structure is described below.

1.	INITIAL CONTRACTING COST

In the contracting of the services as the Issuing and Depositary Bank of the BDRs, including the implementation, participation in the registry of the BDR program with CVM and B3, and compliance with the operational procedures, the issuer shall pay fifty thousand reais (R$50,000.00).

2.	BDR PROGRAMS’ MAINTENANCE COST AND REGISTERED INVESTORS

2.1. Maintenance:

For purposes of maintenance, in connection with the provision of services as the Issuing and Depositary Bank of the BDRs, the minimum monthly amount of one thousand nine hundred and forty-two reais, and seventy-one cents (R$1,942.71) to up to 1,000 investors.

In the event the number referred to in the paragraph above is exceeded, the minimum monthly compensation shall be paid based on a fixed cost per investor, according to the following table:

Number of Investors:	R$
Up to 1,000 Investors (Minimum Monthly Cost)	1.942.71
Above 1,000 Investors (Monthly Fixed Cost per Investor)
From 1,001 to 3,000 Investors	1.95
From 3,001 to 5,000 Investors	1.81
From 5,001 to 10,000 Investors	1.52
From 10,001 to 20,000 Investors	1.25
From 20,001 to 30,000 Investors	1.11
From 30,001 to 60,000 Investors	0.90
When you exceed 60,000 Investors, charge 0.70 for 60,000 and 0.15 for those over 60,000
Above 60.000 Investors.	0.19

2.2. VARIABLE COST

If used, the company shall pay the respective amounts according to the following table:

If used, the additional services shall be charged as follows:

SERVICES	R$
DELIBERATED EVENTS (DIVIDENDS, JSCP, BONUS, SPLITTING, GROUPING, SUBSCRIPTION, REDEMPTION, ETC)
Calculation of Approved Events (per approved event)	559.62
PAYMENT MADE (by shareholder and type of payment)
Bradesco’s current account owner	Exempt
Current account owner of other banks (not including the fee charged by the Central Bank of Brazil)	2.80
In Bradesco’s branches	3.49
TRANSACTIONS (per registry)
Approved Event (Bonus, Splitting, Grouping, Subscription, Redemption, Cancellation, Merger, Spin-off and other resolutions)	Exempt
Registry of encumbrances (obligations and releases)	2.10
Custody transactions (deposit and withdrawal CBLC/CETIP)	2.10
Transfer between accounts (cause of death, outside foreign exchanges, donation, grouping of accounts, judicial order etc.)	2.10
Updated personal information	2.10
Note: Bradesco does not charge the transactions carried out with B3 (purchase/sale).	Exempt
DISCLOSURE OF NOTICES (per unit, not including mail costs)
Credit and receipt notices, receipt of JSCP-IN SRF 41, income statements, stock statements and subscription bulletins, response letters to investors (researches and information requests).	1.39
SUBSCRIPTION (by effective bulletin)	2.66
REMOTE VOTE
Individual – unit cost per vote, solely Bookkeeper	13.99
Bradesco Legal Entity – unit cost per vote, solely	69.95
Bradesco Bookkeeper
REPORTS/SPECIFIC SERVICES REQUESTED	By consultation

In connection with the costs referred to above, the following services are provided to the companies:

•	Service to investors available in all Bradesco’s branches;

•	Maintenance of the investors’ database, registry documentation by investor, filing and microfilming of the documents;

•	Preparation and provision of management reports of the Investors’ database, such as: personal information, positions, transactions, compensated events (dividends/interest on capital), non-compensated events (bonus, splitting, subscription) and Investors under the custody of CBLC in the “form” and “frequency” previously defined by the company;

•	Access to the Bradesco Bookkeeping Asset System (through internet) for the obtaining of information on the Investors (stock positions, history, transactions, payments performed and/or not performed of DIV./JSCP, list of Investors), considering the position in the Bradesco’s Books + B3. The system also generates electronic reports in TXT or EXCEL format;

•	For purposes of payment of the approved events (interest on capital, dividends and others), the issuer may deposit the amount in the reserve account with Bradesco up to 10:00 a.m. of the effective payment date;

•	Bookkeeping Processing Form (updated personal information, transfer orders, information requests and researches);

•	Inclusion of the “logo” of the company in the transaction statements.

2.3. TRANSFER OF COSTS

Bradesco shall transfer the following costs to the company, if applicable, which are not included in the abovementioned items:

Posting Service Fee:

Fee charged by the provider of the posting services (“Correios”), upon issuance of statements, notices and communications to the shareholders, at the value in effect on the submission date of the documents.

Rates and Fees:

Rate charged by the Board of Trade or Notary Office responsible for the registry of the book, at the value in effect on the registry date of the book.

DOC / TED Fee:

Fee charged for the issuance of Credit Order (DOC) or Electronic Transfer (TED) defined by the Central Bank of Brazil in the payment of events to the shareholders holding current accounts with other banks, at the value in effect on the payment date.

3.	ISSUER EXPENSES IN BDRs.

3.1.	ISSUER EXPENSES IN CORPORATE IN BDRs

Specifically for the issuance and/or cancellation of BDRs arising from and/or resulting from the Corporate Events involving exclusively the CONTRACTING PARTY, and the controlling shareholders, such as: offers, follow on, bonus, splitting, grouping, spin-off, merger, incorporation, repurchase of BDRs and cancellation, involving the investment vehicles and/or individuals that participate directly or indirectly of the controlling block of xxxx shall be subject to the unit values in the issuance or cancellation of BDRs, in accordance with the number of BDRs to be issued and/or cancelled, as follows:

BDR QUANTITY RANGE	AMOUNT PER BDR (R$)	MAXIMUM LIMIT PER AMOUNT (BRL)
From 0 to 25,000,000	0.003	70,000.00
From 25,000,001 to 50,000,000	0.002	90,000.00
From 50,000,001 to 100,000,000	0.0015	120,000.00
From 100,000,001 to 200,000,000	0.0008	150,000.00
Above 200,000,001%	0.0005	180,000.00

3.2.	EXPENSES WITH THE CUSTODY BANK OF BDRs

All expenses incurred with the Custody Bank for the custody of the shares that guarantee the BDRs issued shall be paid by the CONTRACTING PARTY.

4.	EXPENSES WITH THE BDRs’ BENEFICIARIES.

Rates to be charged from the Beneficiaries of the BDRs by the Depositary

SERVICES	VALUES IN R$
1. Issuance and Cancellation by BDR (Transaction)	0.10
2. Transfer of the ownership of the BDRs outside the stock exchange (transfer in over-the-counter market, cause of death, judicial permit, donation and others).	50.00

* Issuance and cancellation of BDRs (movement);

In relation to the transactions in connection with the BDRs carried out by the holders of the BDRs through the requests for issuances/cancellations of the BDRs, the compensation rate is charged by BDR issued and/or cancelled, in the amount of ten cents (R$0.10), payable to Bradesco by the beneficiaries of the BDRs.

5.	COST OF SERVICES RENDERED

The company shall pay, upon presentation and approval of the respective budget, if requested, the development and/or preparation of specific reports, which shall be prepared by Bradesco and submitted to the company’s approval.

6.	CHARGING FOR THE PROVISION OF SERVICES

The collection is performed on the 15th day of each month, or in the first subsequent business day, after the month of the services provided by the Issuing and Depositary Bank, upon debit against the company’s account, foreign exchange remittance, DOC or TEC payment, or bank slip by the CONTRACTING PARTY on behalf of BRADESCO, after the inclusion of the shareholders in the Bradesco’s Asset Bookkeeping System.

7.	UPDATED SERVICE VALUES

The costs shall be adjusted for inflation on an annual basis at the IPCA/IBGE rate and, if not available, based on any substitute rate determined by applicable Law in force.

8.	PENALTIES

8.1	The violation, by any of the Parties, of any payment obligation set forth in this Agreement shall imply, under the law, regardless of any notice or communication, the payment by the defaulting Party of the following charges for delay: (i) interest in arrears of one percent (1%) per month, calculated proportionally from the payment date to the effective payment date; (ii) traditional, non-compensatory fine, of two percent (2%), calculated on the respective amount; and (iii) under any circumstance, the amount payable shall be adjusted for inflation from the original maturity date based on the accumulated IPCA – IBGE rate variation, as disclosed by Fundação Getúlio Vargas, or any other substitute rate.

8.2	The violation of any condition set forth in this Agreement by any of the Parties, as set forth in Section 8.1 above, and provided that duly confirmed, shall obligate the defaulting Party to assume possible losses and/or damages resulting from default, violation and/or negligence, including any additional fines, adjustments for inflation and interest, calculated as set forth in applicable legislation in force.

8.3	Any delays arising from system and/or communication failures between the Parties shall not be subject to fines; however, the Parties shall immediately ensure the resolution of such failures.

9.	FINAL CONSIDERATIONS

In the event of significant change in the number of investors, by virtue of any event approved by the company, Bradesco reserves the right to review the prices of the services, as jointly agreed with the issuer.